Redacted portions have been replaced with [**].  The redacted material is subject to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

EXHIBIT 10.19

hTG COLLABORATION AGREEMENT

          THIS hTG COLLABORATION AGREEMENT  (the “hTG Collaboration Agreement”) is made and entered into effective as of November 8, 2002 (the “Effective Date”) by and between SANGSTAT MEDICAL CORPORATION, a Delaware corporation having its principal place of business at 6300 Dumbarton Circle, Fremont, California, 94555 (“SMC”), and THERAPEUTIC HUMAN POLYCLONALS, INC., a California corporation having its principal place of business at 101 North Wilmot Road, Tucson, Arizona, 85711 (“THP”).  SMC and THP are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

          A.           SMC has expertise useful in the discovery, development and commercialization of therapeutic products, including antibody products, in the areas of transplantation, immunology, hematology and oncology.

          B.          THP possesses and is developing proprietary genetic-engineering technology, intellectual property and expertise relating to genetically modified animals, such as rabbits, that may produce human polyclonal antibodies for use as human therapeutics.

          C.          SMC and THP intend to establish a collaboration under which THP will develop  genetically-modified rabbits meeting certain milestone criteria for intended use by SMC in development of polyclonal antibody products within the collaboration, with assistance from SMC as may be required to meet the milestone criteria.

          D.          THP desires to grant to SMC, and SMC desires to receive, the right to evaluate certain THP technology under the Research License and an option to obtain an exclusive, royalty-bearing, worldwide, field-restricted license to that technology.  Under the collaboration and above referenced license, SMC will use commercially reasonable efforts to develop and, if the option is exercised, commercialize polyclonal antibody products [**], with such assistance from THP as may be required to use the THP Technology therefor.

          E.           Concurrent with execution of this hTG Collaboration Agreement, the Parties are entering into (i) the Stock Purchase Agreement, pursuant to which SMC is purchasing equity in THP, and (ii) the Hematology Alliance Agreement, under which the Parties are establishing a collaboration pursuant to which they intend to research and develop possible antibody products based on use of THP Technology in conjunction with antigens relating to hematological diseases.

          Now, Therefore, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

** This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Securities and Exchange Commission.

1.          DEFINITIONS

             Any capitalized term used in this hTG Collaboration Agreement that is not otherwise defined herein will have the meaning set forth in Appendix 1.

2.          OVERVIEW AND MANAGEMENT OF THE hTG PROGRAM

             2.1.     Scope.  Initially, THP will conduct further genetic engineering and related work using its technology and expertise in an effort to achieve the F2A+ Milestone as soon as practicable.  Prior to achieving the F2A+ Milestone, THP may prepare certain transgenic rabbits that, while not fully meeting the criteria to qualify as a F2A Animal, are nonetheless useful for research purposes under the hTG Program.  SMC will test those animals as requested by THP and will provide THP the results of any testing to further THP’s efforts to create useful transgenic rabbits and achieve the F2A+ Milestone.  The Parties will reasonably cooperate in all efforts of THP to reach the F2A+ Milestone.  Promptly after THP has produced the transgenic animals pursuant to the F2A+ Milestone, SMC will undertake efforts to further evaluate such F2A Animals to determine whether it will exercise the hTG Commercial Option and THP will supply SMC with initial breeding pairs of such THP Animals as are reasonably needed for SMC’s activities under the hTG Program. During the term of this hTG Collaboration Agreement, THP will supply to SMC, from time to time, any THP Animals that are improvements over previously supplied F2A Animals in accordance with Section 4.6 hereto.  THP will supply to SMC sufficient quantities of improvement THP Animals so that SMC, at its own expense, can establish a breeding colony of these THP Animals for use in the hTG Program.  If SMC elects not to exercise the hTG Commercial Option before the end of the hTG Commercial Option Period, SMC will return all THP Animals and THP Know-How in its possession under this Agreement to THP, unless the Hematology Alliance Agreement or a Hematology Commercial License Agreement is still in effect, in which case the THP Animals and THP Know-How will be covered by such Hematology Alliance Agreement or Hematology Commercial License Agreement(s).  The majority of the research and development efforts conducted after achievement of the F2A+ Milestone, including the development of hTG Antibody Products, will be conducted and directed by SMC with collaborative efforts from THP.  The goal of these efforts is, if the hTG Antibody Products have the appropriate technical characteristics, to seek to obtain the requisite Regulatory Approvals for at least one (1) hTG Antibody Product in an expeditious manner.  The Parties will manage the hTG Program through a committee (the “Steering Committee”) as discussed below.

             2.2.      Formation and Composition of the Steering Committee.  Promptly after the Effective Date, the Parties will form a Steering Committee by each Party designating an equal number of its employees (minimum of two (2) and a maximum of three (3) unless otherwise agreed in writing by the Parties) as its representatives on the Steering Committee.  The Parties will endeavor to designate employees with the appropriate skills and experience necessary to perform the tasks and supervisory functions of the Steering Committee, and with seniority sufficient to facilitate decision-making on behalf of the Parties with respect to the hTG Program.  An alternate representative designated by a Party may serve temporarily in the absence of one of that Party’s designated representatives, and a Party may replace any of its representatives on the Steering Committee in the designating Party’s discretion.  Each Party will designate one of its representatives on the Steering Committee as a “Project Liaison.” Each Project Liaison will serve as the liaison between the Parties and the Steering Committee, and such liaison function will include the reporting of the respective progress of each Party under the hTG Program.  A Project Liaison may also serve as an Alliance Liaison under the Hematology Alliance Agreement.

              2.3     Functions and Powers of the Steering Committee.  The activities of the Parties under this hTG Collaboration Agreement will be managed by the Steering Committee to the extent set forth in this Section 2.3.  The Steering Committee will perform the following functions;

                       (a)      determine whether and when the F2A+ Milestone has been achieved in accordance with the criteria set forth in the F2A Assays in Appendix 1;

                       (b)      review and comment on each hTG Development Plan, including any material amendments thereto, and approve those portions that relate to the THP Platform;

                       (c)      make decisions about and approve the content of any filings in support of an application for Regulatory Approval as they pertain to the THP Platform;

                       (d)     in accordance with Section 2.5, address and attempt to resolve conflicts or disputes that may arise during the course of the hTG Program;

                       (e)      determine which Party will file, prosecute and maintain jointly owned hTG Program Patents and hTG Product Patents;

                       (f)      perform such other functions as appropriate to further the purposes of this hTG Collaboration Agreement as mutually determined by the Parties.

             2.4     Limitations of Steering Committee Powers.  The Steering Committee will have only such powers as are specifically delegated to it in this hTG Collaboration Agreement, and will have no power to amend this hTG Collaboration Agreement or waive a Party’s rights or obligations under this hTG Collaboration Agreement.  Except as set forth in Section 2.3, the Steering Committee will not be involved with the day-to-day management of the hTG Program under this hTG Collaboration Agreement or the hTG Commercial License Agreement.

             2.5     Steering Committee Actions.

                       (a)     General.

                                  (i)      In all matters, the Steering Committee will act reasonably and in good faith.  Except as expressly provided in subsection (b) below, actions to be taken by the Steering Committee pursuant to the terms of this hTG Collaboration Agreement will be taken only following the unanimous vote of the members of the Steering Committee.  The Steering Committee will seek advice from Third Party consultants as needed and agreed upon by the Steering Committee, with each Party sharing equally in the cost of such consultants.

                                  (ii)      No business will be transacted at any meeting of the Steering Committee unless at least one representative from each Party is present.

                                  (iii)      Each Party will bear its own costs (including travel-related expenses) of participation in the Steering Committee.

                        (b)     Dispute Resolution. Within thirty (30) days of the vote by the Steering Committee at which no unanimous decision was reached on a matter within its authority for which a formal decision is needed, any representative of the Steering Committee may refer the matter to the Chief Executive Officers of the Parties for resolution pursuant to Section 16.1.

             2.6     Meetings of the Steering Committee. The Steering Committee:

                       (a)      will hold meetings at such times and places as will be determined by each Project Liaison in turn (with the first determination to be made by the SMC Project Liaison), but in no event will such meetings be held in person less frequently than once every calendar quarter during any period when an hTG Antibody Product is under active development (i.e., before SMC’s submission of an application for Marketing Approval), unless otherwise agreed by the Parties, and such meeting time and place will be coordinated with any Alliance Liaisons where the Hematology Alliance Agreement is ongoing.

                       (b)      may hold meetings in person or by telecommunication (including, but not limited to, telephone conference, video conference or web casting); and

                       (c)      may act without a meeting if prior to such action a written consent thereto is signed by all representatives of the Steering Committee.

             2.7     Meeting Agendas; Minutes.  The Project Liaison selecting the location for the Steering Committee meeting or organizing the meeting by telecommunication (the “Host”) will prepare and distribute an agenda for the meeting at least five (5) business days before such meeting to all representatives of the Steering Committee.   At each Steering Committee meeting (whether held in person or by way of telecommunication), the Steering Committee will designate a secretary from among the members of the Steering Committee who will keep accurate minutes of the deliberations of the Steering Committee and record all proposed decisions and all actions recommended or taken. Drafts of the minutes will be delivered to all Steering Committee members within fifteen (15) business days after each meeting.  The Host will be responsible for the circulation of the draft minutes.  Draft minutes will be edited by the Project Liaisons and will be deemed accepted only with their respective written approval and agreement.  In no event will any such approved minutes of the Steering Committee be deemed to be an amendment of this hTG Collaboration Agreement.

3.          PRE-PRODUCT DEVELOPMENT ACTIVITIES

             3.1     Commencing promptly after the Effective Date, and continuing until achievement of the F2A+ Milestone (as determined by the Steering Committee in accordance with Section 2.3(a)), THP will use commercially diligent efforts to achieve the F2A+ Milestone.  THP will be responsible for conducting most activities in the nature of “platform” development work and genetic engineering in the effort to reach the F2A+ Milestone.  At THP’s request, SMC will test appropriate THP Animals produced in the course of THP’s “platform” development work that are candidate animals for the F2A+ Milestone (as further described in Appendix 1), and will provide THP with any Information resulting from such testing.  The Parties will collaborate and cooperate in efforts to reach the F2A+ Milestone.  If SMC determines that any THP Animals delivered to SMC hereunder are appropriate for use in seeking to generate hTG Antibody Products (which may be before or after achievement of the F2A+ Milestone), and if such hTG Antibody Products have the appropriate technical characteristics, SMC will initiate a product development program to generate and conduct appropriate pre-clinical and clinical development work on hTG Antibody Products selected by SMC as set forth in Article 4 below.

              3.2     THP will keep accounts, notes, data and records of all activities performed by it pursuant to this hTG Program in good scientific manner.

4,          PRODUCT DEVELOPMENT

             4.1     Initiation of Product Development; Scope. On or before the date SMC elects to exercise the hTG Commercial Option, SMC will prepare an hTG Development Plan and will present that hTG Development Plan to the Steering Committee prior to implementation.  The Steering Committee will have the right to review and comment on the hTG Development Plan and its approval of the hTG Development Plan will be required with respect to any portion of the hTG Development Plan that relates to the THP Platform.  SMC will have the right and responsibility for directing all research, development and manufacturing activities related to hTG Antibody Products.  As specifically set forth herein, THP will have responsibility for creating and supplying SMC with THP Animals, THP Know-How and samples of Reagents developed by THP, as reasonably needed for SMC to implement the hTG Development Plan.

             4.2     hTG Development Plan.   The hTG Development Plan for each hTG Antibody Product will cover the non-clinical and clinical studies, the manufacturing process development and scale-up, and such other tasks that must be completed for the filing of applications for Regulatory Approvals, as well as the general time frames and criteria for measuring achievement of such tasks (the “hTG Development Plan”).  SMC will consult with THP in the initial preparation and material modification of the hTG Development Plan, but each hTG Development Plan that covers the development of an hTG Antibody Product will be SMC’s responsibility, subject only to such review and approval by the Steering Committee as is set forth in Section 2.3(b) and Section 4.1.  Any material changes to each hTG Development Plan relating to the THP Platform must be approved by the Steering Committee prior to implementation.

             4.3     Regulatory Applications, Meetings and Correspondence.

                        (a)      Subject to Section 2.3, SMC will be solely responsible for all activities and expenses in connection with seeking and obtaining the Regulatory Approvals for each hTG Antibody Product, including without limitation, communicating and preparing and filing all reports (including without limitation, any adverse drug experience reports) with the FDA.  SMC will pay all fees associated with obtaining and maintaining the Regulatory Approvals, including any establishment license fees which must be paid with respect to facilities used in the manufacture of an hTG Antibody Product. As between the Parties, SMC will maintain all Regulatory Approvals for hTG Antibody Products in its own name. SMC will have the right, at no expense to THP, to use all hTG Program Results and reports generated in the conduct of an hTG Development Plan for the filing of such applications.

                        (b)      At SMC’s request and reasonable expense, THP will participate in and provide reasonable assistance to SMC regarding the preparation and filing of applications for Regulatory Approval of an hTG Antibody Product, and will attend meetings at Regulatory Agencies, where reasonably needed, in support of SMC’s applications for Regulatory Approvals.

                        (c)      To the extent practicable, SMC will provide thirty (30) day advance written notice to THP regarding any meetings or conference calls with the FDA or other regulatory agency to the extent they pertain to the THP Platform, and, if requested by THP, and as practicable, SMC agrees to include a THP representative in those meetings or calls. Notwithstanding anything in this hTG Collaboration Agreement to the contrary, SMC or its agent will have exclusive responsibility for correspondence and any official communications with the FDA or any other regulatory authorities worldwide regarding an hTG Antibody Product.

             4.4     Cross Reference.  To the extent not prohibited by an arrangement or an agreement with a Third Party, each Party will have the right to cross reference the CMC Section of the other Party for the purpose of supporting the clinical trials or Regulatory Approvals of any of such other Party’s products made with the benefit of the THP Technology.  If THP desires to allow a Third Party that is commercializing or selling polyclonal antibody products made with the benefit of the THP Technology to cross reference the CMC Section of a filing made by SMC in support of clinical trials or Regulatory Approval for an hTG Antibody Product, then THP may permit such Third Party to do so provided such Third Party pays SMC reasonable compensation for the costs and effort of creating and maintaining such CMC Section.  If requested by SMC, THP will grant to SMC’s licensees the right to cross reference the CMC Section of a filing made by THP in support of clinical trials or Regulatory Approval for an hTG Antibody Product developed, made, used, imported or sold under the hTG Commercial License.

             4.5     Records and Reporting.  SMC will keep accounts, notes, data and records of all activities performed by it under the hTG Development Plan in good scientific manner.  SMC will provide periodic reports to the Steering Committee summarizing the results of its activities under the hTG Development Plan.

             4.6     Manufacture and Supply of THP Animals.  THP will, at no expense to SMC, generate and supply to SMC reasonable quantities of THP Animals pursuant to achievement of the F2A+ Milestone, for SMC to use under the Research License and to evaluate whether it elects to exercise the hTG Commercial Option.  If THP creates THP Animals that are improvements to F2A Animals during the term of this hTG Collaboration Agreement, THP will promptly notify SMC of such improvements.  Upon SMC’s reasonable request thereafter, THP, at no expense to SMC, will supply SMC with a sufficient number of improvement THP Animals (male and female) to start a breeding colony.  Further, SMC, at its own expense, will breed and maintain any THP Animals as necessary for its commercialization of hTG Antibody Products under the hTG Program and hTG Commercial License. If the hTG Commercial Option expires without SMC having exercised that hTG Commercial Option or if the hTG Commercial License terminates, and if neither the Hematology Alliance Agreement nor a Hematology Commercial License is in effect between the Parties at such time, then THP may request in writing that SMC (i) return all such THP Animals as SMC has in its possession pursuant to this hTG Collaboration Agreement or any hTG Commercial License to THP, at THP’s expense, or (ii) return all breeding pairs of THP Animals as SMC has in its possession pursuant to this hTG Collaboration Agreement or any hTG Commercial License Agreement to THP and destroy all remaining THP Animals at SMC’s expense. SMC, its Affiliates, agents and Sublicensees will not use, distribute, breed or reverse engineer, or cause others to use, distribute, breed or reverse engineer, THP Animals for any purpose other than as set forth in this hTG Collaboration Agreement or in any hTG Commercial License Agreement. The Parties agree to further negotiate in good faith promptly after the Effective Date an animal bailment agreement addressing any remaining provisions for the supply, care, disposition and replacement of the THP Animals.

             4.7     THP Animal Colony Maintenance. THP will maintain (at no expense to SMC) and as is practicable, a breeding colony of each strain of THP Animal provided to SMC for use in clinical trials or commercial production of each hTG Antibody Product, comprising such number of animals as would be reasonably needed to re-establish a production colony for the exercise by SMC of the rights that are granted SMC under the hTG Commercial License for hTG Antibody Products.  However, THP may elect to terminate the foregoing obligation to maintain such a breeding colony; provided that, THP will have the right to do so only upon six (6) months prior written notice to SMC.  If SMC notifies THP in writing during this six-month period that SMC wishes to assume the cost and maintenance of such breeding colony, then THP will, at SMC’s cost and expense, take actions reasonably needed, including, but not limited to, the grant of licenses and provision of technology transfer, to facilitate such transfer to SMC or its designee.

             4.8     Efforts and Expenses.  Each Party will maintain scientific staff, laboratories, offices and other facilities necessary to carry out its responsibilities to complete the F2A Assays under Appendix 1. Except as otherwise set forth in this hTG Collaboration Agreement or as otherwise agreed in writing by the Parties, each Party will bear all costs and expenses incurred by it in performing its respective obligations set forth under this hTG Collaboration Agreement.

5.          COMMERCIALIZATION

Upon exercise by SMC of the hTG Commercial Option pursuant to Section 7.3, and in accordance with the resulting hTG Commercial License (the terms of which are attached hereto as Appendix 2), SMC will have the exclusive right and license, and will be responsible for the commercialization of hTG Antibody Products pursuant to all the terms and provisions of the hTG Commercial License Agreement.

6.          INFORMATION EXCHANGE; EXCHANGE OF REAGENTS

             6.1     Information Exchange.  In accordance with this hTG Collaboration Agreement and the terms of the hTG Commercial License Agreement (if SMC exercises the hTG Commercial Option), THP will disclose to SMC, through the Project Liaisons or such other personnel as designated in writing by the Parties, such of the THP Technology, hTG Program Results, hTG Program Inventions, THP Inventions, hTG Program Results, Hematology Alliance Inventions, and Hematology Alliance Results in its possession as are reasonably useful for SMC to conduct its work under the hTG Program and to practice the licenses and exercise the rights granted to it under the hTG Commercial Option and any hTG Commercial License Agreement.

             6.2     Access to Personnel.  During the term of this hTG Collaboration Agreement and any hTG Commercial License Agreement, SMC will have the right to reasonably request and receive assistance from one or more of THP’s employees to facilitate the transfer of THP Technology, Hematology Alliance Results, Hematology Alliance Inventions, hTG Program Results and hTG Program Inventions to SMC as are reasonably useful for SMC to conduct its work under the hTG Program and to practice the licenses and exercise the rights granted to it under the hTG Commercial Option and any hTG Commercial License Agreement, including without limitation as may be necessary for preparation of materials and Information for use in activities intended to support applications for Regulatory Approvals.

             6.3     Costs and Expenses of Information Exchange.  THP will bear all costs and expenses associated with the services to be performed by THP employees under Sections 6.1 and 6.2, except as otherwise provided.

             6.4     Exchange of Reagents. Each Party will provide the other Party, without expense to the other Party, a sample of each Reagent in its possession that is an hTG Program Result or an hTG Program Invention. In addition, THP will provide SMC, without expense to SMC, a sample of each Reagent developed and owned by THP outside the scope of this hTG Collaboration Agreement that is THP Know-How and not an hTG Program Result or an hTG Program Invention. SMC will use such Reagents provided to SMC as THP Know How solely for research under the Research License or for commercialization of hTG Antibody Products under the hTG Commercial License. Unless otherwise agreed by the Parties, each Party will treat Information concerning such Reagents received from the other Party as Confidential Information subject to Article 14 of this hTG Collaboration Agreement.  For purposes of this Section, the term “Reagents” includes the technical information on the composition, making and using of such Reagents.  Nothing in this Section will be construed (a) as requiring either Party to breach any contractual obligation to a Third Party entered into before development of the relevant Reagent by such Party, or (b) as requiring THP to provide any Reagents for the creation or development of Transgenic Animals or Transgenic Cells.

7.          LICENSE GRANTS; GRANT OF COMMERCIAL OPTION TO LICENSE

             7.1     Research License Grant to SMC.  Subject to the terms of this hTG Collaboration Agreement, THP hereby grants to SMC and its Affiliates a non-exclusive, royalty-free, fully-paid, worldwide right and license under the THP Technology, for Research Purposes only, to discover, develop, make, have made, and use polyclonal antibodies in the hTG Field (such polyclonal antibody products the “Research Antibodies”), effective during the Term of this hTG Collaboration Agreement (the “Research License”).  The Research License excludes any right to Sublicense, transfer THP Animals to Third Parties, or any license to commercialize any product or to assist any Third Party to commercialize any product.  Notwithstanding any other provision of this hTG Collaboration Agreement, in no event will SMC or its Affiliate file, or authorize any Third Party to file, an IND (or its equivalent) with respect to any Research Antibodies or initiate, or authorize any Third Party to initiate, clinical trials in humans with respect to any Research Antibodies, unless and until SMC and THP have entered into the hTG Commercial License Agreement.  SMC covenants and agrees that it will not use the THP Technology except in the course of conducting research activities within the scope of this hTG Collaboration Agreement, or if executed, the hTG Commercial License Agreement. It is understood and agreed that no implied licenses or rights are conveyed to SMC under this Agreement, and that no license or other right will be created hereunder by implication.  Notwithstanding the foregoing, SMC will have the right, under the Research License, to transfer to Third Party subcontractors and academic collaborators biological materials created through use of the THP Animals, but not the right to transfer THP Animals themselves, for Research Purposes consistent with the rights granted in this Section 7.1, and pursuant to a materials transfer agreement with terms of use at least as strict as those set forth herein.

             7.2     Non-Exclusive License Grant to THP.

                                  (i)      SMC will provide to THP written notice of each hTG Program Invention that is other than an hTG Antigen Set or any method of making the same (the “Excluded Inventions”) and is solely owned by SMC (in accordance with Section 10.3(d)). Subject to the terms of this Section 7.2, SMC hereby grants a nonexclusive, royalty-free, fully-paid, worldwide, perpetual (subject to Section 7.2(ii) below) license under SMC’s interest in and to any then existing and future (a) hTG Program Inventions (other than any Excluded Inventions), (b) those hTG Product Patents that are not hTG Antigen Patents, (c) hTG Program Patents, and (d) other intellectual property appurtenant thereto to the items in (a), solely owned by SMC (the “SMC Technology”) to use, exploit and otherwise practice the SMC Technology solely in the THP Field (the “THP Non-Exclusive License”).  Subject to the prior sentence, THP will have the right to grant sublicenses to a Third Party under the THP Non-Exclusive License granted hereunder provided that each such sublicense is granted in conjunction with either: (1) a grant by

THP to such Third Party of a license under the THP Technology, provided that, practice of the sublicense granted under the THP Non-Exclusive License is required to be concurrent with practice of the rights granted under the license to the THP Technology; or (2) a sale by THP of an antibody product made through the use or practice of the THP Technology to a Third Party. It is understood and agreed that no implied licenses or rights are conveyed to THP under this hTG Collaboration Agreement, and that no license or other right will be created hereunder by implication. THP covenants and agrees that its activities will be limited to the practice of the THP Non-Exclusive License granted hereunder will be limited to the use, exploitation and practice of the SMC Technology solely in the THP Field as permitted hereunder.

                                  (ii)      Upon any breach of the THP Non-Exclusive License granted to THP pursuant to this Section 7.2, SMC will provide THP with written notice thereof and may elect to terminate the THP Non-Exclusive License, but only as provided in this clause (ii). THP will have ninety (90) days from receipt of written notice from SMC alleging breach to cure any such alleged breach, provided that in the event the alleged breach is not susceptible to cure in such ninety (90) day period, but is susceptible to cure within a longer period of time, and further provided that THP has taken diligent efforts to cure such alleged breach, the cure period will automatically be extended to one hundred and eighty (180) days.  Upon the end of the relevant cure period, SMC may terminate the THP Non-Exclusive License, provided however, that in the event any good faith dispute arises between the Parties as to any aspect of the alleged breach or its cure, any termination will be stayed until such dispute is resolved pursuant to Article 15.

             7.3     Exclusive hTG Commercial Option.  THP hereby grants to SMC the exclusive option (the “hTG Commercial Option”), exercisable during the period set forth below, to acquire the exclusive license attached as Appendix 2 hereto (such license, the “hTG Commercial License”).  The term of the hTG Commercial Option will be the period commencing on the Effective Date and expiring upon the earlier of:  (a) the date [**] from the Effective Date, or (b) the date [**] after the achievement of the F2A+ Milestone (the “hTG Commercial Option Period”).  At any time during the hTG Commercial Option Period, SMC may exercise the hTG Commercial Option by notifying THP in writing of such exercise by means of delivery to THP of an executed form of the hTG Commercial License Agreement and the payment set forth in Section 9.2.  Immediately upon receipt thereof, THP will execute the hTG Commercial License Agreement and deliver same to SMC or an escrow agent mutually agreed upon by the Parties.  For clarity, the Parties hereby acknowledge and agree that exercise of the hTG Commercial Option hereunder will grant to SMC under the hTG Commercial License the exclusive rights to any and all hTG Antibody Products produced pursuant to this hTG Collaboration Agreement.  If the hTG Commercial Option is not exercised by the expiration of the hTG Commercial Option Period, then SMC’s rights to obtain commercial license rights to such hTG Antibody Products and the related THP Animals will terminate and this hTG Collaboration Agreement will expire.

             7.4     Limitations on THP Animals. During the term of the Research License and the hTG Commercial License (if the hTG Commercial Option is exercised), SMC agrees and covenants that it has no right to Use, distribute, breed or reverse engineer, or cause others to Use, distribute, breed or reverse engineer, THP Animals for any purpose outside the scope of the Research License, any hTG Commercial License or this hTG Collaboration Agreement. SMC may supply its Affiliates with THP Animals under the Research License, provided that, the Affiliate maintains restrictions on the Use of THP Animals at least as restrictive as those set forth in this hTG Collaboration Agreement.  SMC may supply its

** This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Securities and Exchange Commission.

Sublicensees, Affiliates, or contractors with THP Animals under the hTG Commercial License provided the applicable Sublicense or contract agreement contains restrictions on the Use of THP Animals at least as restrictive as those set forth in this hTG Collaboration Agreement and the hTG Commercial License Agreement.  If SMC so provides THP Animals to its Affiliates, Sublicensees, or contractors, SMC must provide to THP, within thirty (30) days after such transfer of THP Animals, a list identifying the name and address of the Sublicensee, Affiliate or contractor receiving the THP Animals, the quantity of THP Animals supplied, identification of the breeding stock supplied and the date such THP Animals were supplied. SMC will require its Affiliates, Sublicensees and contractors to agree and covenant to the limitation of Use on THP Animals provided in this Section.

             7.5     Exclusivity.

                       (a)     General.  During the Term of this hTG Collaboration Agreement and/or the term of the hTG Commercial License Agreement, THP covenants that it will not either itself (except in collaboration with SMC hereunder), or with or through any Affiliate or Third Party by contract, license or otherwise, make, have made, use, sell, offer to sell or import any antibody product, including any hTG Antibody Products, containing polyclonal antibodies that result from inoculating THP Animals with an hTG Antigen Set, or grant any right or license to any Third Party by contract or otherwise, to make, have made, use, sell, offer to sell or import hTG Antibody Products.

                       (b)     Covenant in Third Party Grants.  During the Term of this hTG Collaboration Agreement and also, if the hTG Commercial Option is exercised, the term of the hTG Commercial License Agreement, THP covenants that it will structure any and all alliances, collaborations, or licenses with a Third Party in which rights to use THP Animals are granted to such Third Party so that the Third Party is not permitted to develop, make, have made, use, sell, offer to sell or import any antibody product containing polyclonal antibodies that result from inoculating THP Animals with an hTG Antigen Set.

                       (c)     Audit Rights; Enforcement.  SMC will have the right, upon reasonable notice to THP, to audit all Third Party Agreements, but only with respect to those provisions addressing the restrictions set forth in Section 7.5(b), to ensure THP’s compliance with its obligations under Section 7.5(b).  Further, in the event any such Third Party is in material breach of any such restriction as set forth in any such Third Party Agreement, THP agrees to promptly notify SMC, and the Steering Committee will meet to discuss such breach, and designate the appropriate Party to pursue any claim or action against such Third Party.

             7.6     No Implied Rights. The Parties hereby agree that neither Party transfers or grants to the other Party by operation of this hTG Collaboration Agreement any Patent Rights, copyright right, trademark right or other proprietary right of any Party, except as specifically provided herein.

             7.7     Indemnification. SMC AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS THP, THE INVENTORS, AND ALL OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS OF THP (COLLECTIVELY, THE “INDEMNITEES”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES AND LIABILITIES, INCLUDING LEGAL COSTS AND FEES, OF OR ASSERTED BY ANY THIRD PARTIES (WHETHER GOVERNMENTAL OR PRIVATE) ARISING FROM THE USE OF THP TECHNOLOGY UNDER THE RESEARCH LICENSE BY OR FOR SMC OR ITS AFFILIATES, OR ARISING FROM THE USE OR MAINTENANCE OF ANY THP ANIMALS RECEIVED FROM THP UNDER THIS hTG COLLABORATION AGREEMENT OR DERIVED FROM THP ANIMALS RECEIVED FROM THP UNDER THIS hTG COLLABORATION

AGREEMENT. THE FOREGOING INDEMNITY WILL NOT BE AVAILABLE TO ANY INDEMNITEE TO THE EXTENT ANY CLAIM, DAMAGE, OR LIABILITY ARISES FROM GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE IN THE USE OF SUCH THP TECHNOLOGY, ALTHOUGH ANY INDEMNITEE NOT GUILTY OF SUCH ACTS WILL NOT BE SUBJECT TO THIS LIMITATION AND WILL CONTINUE TO BENEFIT FROM SUCH INDEMNITY.

8.          DILIGENCE

              8.1     General Diligence Obligation.  Each Party will use commercially reasonable efforts to perform its respective obligations under this hTG Collaboration Agreement.  All efforts of a Party’s Affiliates and permitted licensees and sublicensees will be considered efforts of such Party for the purpose of determining a Party’s compliance with its obligations under this Section 8.1.

9.          FINANCIAL TERMS

              9.1     Technology Access Fee. As partial payment for the licenses and rights granted by THP to SMC pursuant to Article 7, SMC will pay to THP a technology access fee of [**] on the Effective Date.

              9.2     hTG Commercial License Issue Fee.  Concurrent with execution by THP of the hTG Commercial License Agreement after SMC’s exercise of the hTG Commercial Option, SMC will pay to THP [**] as set forth in Section 3.1.1 of the hTG Commercial License Agreement.

10.         OWNERSHIP

               10.1     Obligation to Inform.  SMC and THP each will inform the other of all hTG Program Results, hTG Program Inventions and THP Inventions made either by SMC or THP individually, or by SMC and THP jointly, as applicable.

              10.2     Ownership of Tangible Materials.

                           (a)     THP Animals. Subject to Section 4.7, THP will own all right, title and interest in and to THP Animals (except as set forth in (b) below) whether located at facilities owned or controlled by SMC, its Affiliates, agents, or Sublicensees.

                           (b)     hTG Antibody Products.  SMC or its Affiliates, or its Sublicensees will own all right, title and interest in and to any physical embodiment of the hTG Antibody Products made by them. This subsection (b) is expressly understood to apply only to such physical embodiments of such hTG Antibody Products and not to any intangible property, such as inventions, Patent Rights or Information rights related to or covering such hTG Antibody Products.

              10.3     Ownership of Intangible Property.

                            (a)      THP Know How.  THP will own and continue to own all right, title and interest in and to THP Know How.

** This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Securities and Exchange Commission.

                             (b)     THP Inventions and THP Patents.  THP will own all right, title, and interest in and to, all THP Inventions, whether conceived or made solely by the employees of THP or SMC, or jointly by the employees of THP and SMC.  THP and its licensors will own all right, title and interest in and to THP Patents, which will be subject to the rights granted to same under Article 7 hereto and as may be granted in the hTG Commercial License Agreement.

                            (c)     hTG Program Results.  All right, title and interest in and to the hTG Program Results, including any intellectual property appurtenant thereto, will be owned jointly by the Parties without a duty of accounting to the other Party, but subject to the rights granted under Article 7 hereto and as may be granted in the hTG Commercial License Agreement.

                            (d)     hTG Program Inventions, hTG Product Patents and hTG Program Patents.

                                      (i)      THP will own all right, title and interest in and to hTG Program Inventions, including any hTG Product Patents, hTG Program Patents, or other intellectual property appurtenant thereto, conceived or made solely by the employees of THP or of its Affiliates, agents or sublicensees, subject to Section 7.3 and such right as may be granted in the hTG Commercial License Agreement.

                                      (ii)      SMC will own all right, title and interest in and to hTG Program Inventions, including any hTG Product Patents, hTG Program Patents, or other intellectual property appurtenant thereto, conceived or made solely by the employees of SMC or of its Affiliates, agents or Sublicensees, subject to the license to THP set forth in Section 7.2.

                                      (iii)      The Parties will each own an undivided equal interest in and to hTG Program Inventions, including any hTG Product Patents, hTG Program Patents, or other intellectual property appurtenant thereto, conceived or made jointly by the employees of THP or of its Affiliates, agents or sublicensees, on the one hand, and the employees of SMC or of its Affiliates, agents or Sublicensees, on the other hand, without a duty of accounting to the other Party, except as otherwise provided herein, but subject to Section 7.3 and such right as may be granted in the hTG Commercial License Agreement.

                                      (iv)      Notwithstanding the foregoing, if a Party elects neither to pursue Patent Rights for, nor to treat as a trade secret, any hTG Program Invention solely owned by it, then upon written request from the other Party, it will permit the other Party, at such other Party’s expense, to file and prosecute Patent Rights claiming such hTG Program Inventions; provided that, the other Party covenants that it will promptly file and prosecute Patent Rights thereon.

                            (e)     Cooperation.  Each Party agrees to assign to the other Party all such right, title and interest in and to such inventions and intellectual property as is necessary to carry out the intent of the Parties as expressly set forth in this Section 10.3.

              10.4     Ownership of Regulatory Approvals.  SMC, its Affiliates, agents or Sublicensees will own all right, title and interest in and to any Regulatory Approvals, and all applications or the filings therefor, for hTG Antibody Products.

11.          INTELLECTUAL PROPERTY

                11.1     Patent Filing, Prosecution and Maintenance.

                           (a)     THP Patents.  THP will be responsible for pursuing patent protection for the THP Patents at its sole discretion and sole expense. In the event that a THP Patent claims a THP Invention, THP will have the right, at its sole expense and election, to pursue such THP Patent; provided that, if THP intends not to file or to abandon a THP Patent claiming any such THP Invention, then THP will provide written notice of such intention to SMC and SMC will have the right to undertake such filing or maintenance, and SMC will thereafter have the right, but not the obligation, at its sole expense, to pursue a THP Patent claiming any such THP Invention.

                           (b)     hTG Program Patents. In accordance with Article 2, the Steering Committee will determine the Party responsible for prosecuting jointly owned hTG Program Patents. Each Party may pursue prosecution in its sole discretion and sole expense for any hTG Program Patents of which it is the sole owner.

                           (c)     hTG Product Patents.  Each Party may pursue prosecution, in its sole discretion and at its sole expense for any hTG Product Patent of which it is the sole owner.  THP agrees to consult with SMC regarding patent prosecution decisions for hTG Product Patents prosecuted by it and to consider in good faith any comments by SMC prior to taking any action to implement such decisions. Notwithstanding the foregoing, if THP intends not to file or to abandon an hTG Product Patent, then THP will provide written notice of such intention to SMC within a sufficient time for SMC to undertake such filing or maintenance, and SMC will thereafter have the right, but not the obligation, at its sole expense, to pursue any such hTG Product Patent.  In accordance with Article 2, the Steering Committee will determine the Party responsible for prosecuting any hTG Product Patents jointly owned by the Parties.

               11.2     Patent Enforcement.

                           (a)     THP Patents.

                                      (i)      THP will have the sole right, but not the obligation, to enforce any THP Patents.  THP acknowledges and agrees that it will not notify or take action against a Third Party making, using, selling, offering for sale or importing an hTG Antibody Product that it believes infringes a THP Patent without first obtaining the written consent of SMC, which consent will not be unreasonably withheld.

                                      (ii)     Subject to clause (i) above, if either Party learns that a Third Party (the “Infringer”) is: Selling, offering to Sell, or importing a product which is competitive with a hTG Antibody Product in the country in which sold or imported into, and such competitive product is believed by either Party to infringe  one or more claims of an issued patent within  the THP Patents in the same country;  then that Party will notify the other Party, in writing, of such infringing activity.  As soon as possible thereafter, the Parties will convene a meeting at which they will discuss in good faith all available evidence of such infringement and the appropriate manner of addressing such infringement, including preventing and/or stopping infringing activities (for example, by way of seeking a preliminary injunction) and preserving the Parties’ rights to past and future damages (for example, by way of sending a cease and desist letter).  The Parties may agree to pursue the Infringer jointly, sharing attorneys and costs, or may agree not to pursue the Infringer, or may decide to designate either Party as the controlling party of any lawsuit.  In discussing this matter, the Parties recognize the following interests of each Party: THP recognizes that SMC will make a significant investment in commercializing hTG Antibody Products, that SMC has an interest in protecting its market share in each country in which there is an issued THP Patent, and that SMC is licensing the Licensed THP Patents, in part, to protect such market share.  SMC recognizes that THP has an interest in preventing infringement of the THP Patents, and in collecting royalties on the Sale, Use, or importation of products covered by its patent interests, [**].  The Parties agree to take into account each Party’s interest in formulating the response, if any, to infringement or threatened infringement of the THP Patents.

                                      (iii)      In the event either Party under this Section 11.2(a) proceeds against such an Infringer, during the preparation and pendency of any such proceeding, the instituting Party will cooperate with the other Party by: (1) keeping the other Party reasonably informed as to the status of such proceeding including providing copies of all documents filed in, and written communications relating to, such proceeding to the extent the interests of THP and SMC are not adverse; and (2) consulting with the other Party regarding the strategy for, and status of, such proceeding, including providing the other Party with an opportunity to make suggestions and comments regarding such proceeding.  Any of the foregoing obligations will be subject to each Party’s desire or need to preserve any attorney-client privilege, or work-product privilege, which will take precedence.

                           (b)     hTG Program Patents. The sole owner of any hTG Program Patent will have the sole right, but not the obligation, to enforce such hTG Program Patents against Third Parties at the owner’s expense.

                           (c)     Jointly Owned hTG Program Patents and hTG Product Patents.  In the case of jointly owned hTG Program Patents and hTG Product Patents, the Steering Committee will determine the Party responsible for enforcing any such Patent Right against Third Parties.  Both Parties acknowledge and agree that during the period and in a jurisdiction where SMC has exclusive rights to jointly owned hTG Program Patents and hTG Product Patents under this hTG Collaboration Agreement or any hTG Commercial License Agreement neither will notify or take any action against a Third Party with respect to the infringement of such jointly owned hTG Program Patents and hTG Product Patents without first obtaining consent of the other Party, which consent will not be unreasonably withheld.

                           (d)     hTG Product Patents.  If the manufacture, use, import, offer for sale or sale of a Third Party’s product infringes a claim in an hTG Product Patent solely owned by THP, then THP will have the first right to enforce such hTG Product Patent against the infringer.  SMC will have the right to join any such action by THP to assert its own rights under such patents.  If THP declines (or does not exercise) its first right within 120 days of notice of the infringement, then SMC will have the right, but not the obligation, to enforce such hTG Product Patent against the infringer.  If the manufacture, use, import, offer for sale or sale of a Third Party’s product infringes a claim in an hTG Product Patent solely owned by SMC, then SMC will have the first right to enforce such hTG Product Patent against the infringer and THP will join SMC in such action at SMC’s request and sole expense.  THP will have the right to join any such action by SMC to assert its own rights under such patents.  If SMC declines (or does not exercise) its first right within 120 days of notice of the infringement, then THP will have the right, but not the obligation, to enforce the hTG Product Patent against the infringer.

** This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Securities and Exchange Commission.

                            (e)     Notice and Cooperation. Each Party will notify the other Party of any Third Party infringement activity with respect to any Patent Rights licensed under this hTG Agreement or the hTG Commercial License Agreement of which it becomes aware; and each Party will reasonably cooperate with the other Party in connection with the enforcement of Patent Rights pursuant to this Section 11.2.  The Party that controls the action will bear the reasonable expenses incurred by the other Party in providing such assistance and cooperation as is requested under this subsection (e).

                           (f)     Allocation of Recovery for Enforcement of hTG Product Patents and hTG Program Patents.

                                     (i)     Action Initiated by THP.  If THP initiates legal action in accordance with this hTG Collaboration Agreement against an infringer of an hTG Product Patent or an hTG Program Patent, any recovery, by way of damages or otherwise, by THP will first be allocated to pay one hundred fifty percent (150%) of THP’s actual costs and expenses in conducting such legal action against the infringer with respect to infringement of such Patent Rights, and any remaining amount from such recovery (the “Remaining Recovery”) will be allocated between the Parties as set forth in clause (iv) below.  THP may not settle, compromise or otherwise terminate such legal action in any way that compromises or negatively affects SMC’s rights under this hTG Collaboration Agreement or the hTG Commercial License Agreement without the written consent of SMC, which consent will not be unreasonably withheld.

                                     (ii)      Action Initiated by SMC.  If SMC initiates legal action under this hTG Collaboration Agreement against an infringer of an hTG Product Patent or hTG Program Patents, any amounts recovered thereby, by way of damages or otherwise, will first be allocated to pay one hundred fifty percent (150%) of SMC’s actual costs and expenses in conducting such legal action against the infringer of such Patent Rights, and any Remaining Recovery will be allocated between the Parties as set forth in clause (iv) below.

                                      (iii)     Joint Actions.  Any legal action brought jointly by SMC and THP against an infringer of an hTG Product Patent or an hTG Program Patent, and participated in by both Parties, will be at the joint expense of the Parties and all recoveries will be allocated in the following order: (1) to each Party for reimbursement in equal amounts of up to one hundred fifty percent (150%) of each such Party’s attorney’s costs, fees, and other related expenses to the extent each Party paid for such costs, fees, and expenses until all such costs, fees, and expenses are consumed for each Party; and (2) any Remaining Recovery will be allocated between the Parties as set forth in (iv) below.  Both SMC and THP must consent in writing to any settlement agreement to resolve such suit and, in any such settlement agreement, SMC will be given the right to grant sublicenses under any rights obtained by means of such settlement to which it has been granted an exclusive license under any hTG Commercial License Agreement.

                                      (iv)     Allocation of Remaining Recovery.  Any Remaining Recovery will be allocated between the Parties according to the economic interest of the Parties in the subject matter of the legal action as follows:  (A) any Remaining Recovery based upon the manufacture, use, importation or Sale of an antibody product that is developed from use of an hTG Antigen Set to immunize a transgenic animal and that uses, infringes or is covered by an hTG Program Patent, or that infringes or is covered by an hTG Product Patent (which in most cases will represent lost profits of SMC), will be retained by (or allocated to, as applicable) SMC, and THP will receive a portion thereof which is commensurate with the royalty it would have received on the Net Sales needed to generate such lost profits, at the rates set forth in the hTG Commercial License Agreement; (B) any Remaining Recovery that results from infringement of Patent Rights or other rights solely owned or controlled by one Party and not covered in part (A) of this clause (iv) will be allocated to that Party; and (C) any Remaining Recovery that results from infringement of Patent Rights or other rights jointly owned by both Parties and not covered in part (A) of this clause (iv) will be equitably shared by the Parties as mutually agreed or, if the Parties cannot agree, by the forum which granted the award or, if the Parties so elect or if the forum declines to make the decision, by arbitration under Article 16 below.

               11.3     Enforcement of Other Intellectual Property Rights.  Notwithstanding Section 11.2, if SMC or THP determines that any intellectual property licensed by one Party to the other under this hTG Collaboration Agreement or any hTG Commercial License Agreement is being infringed by a Third Party’s activities and that such infringement could affect the exercise by the Parties of their respective rights and performance of their respective obligations under this hTG Collaboration Agreement or the hTG Commercial License Agreement, it will promptly notify the other Party in writing and provide such other Party with any evidence of such infringement that is reasonably available.  Promptly after the receipt of such written notice, the Parties will confer and discuss in good faith how to proceed with respect to such infringement.

12.          REPRESENTATIONS AND WARRANTIES; EMPLOYMENT RESTRICTION

               12.1     General Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party as follows:

                            (a)      This hTG Collaboration Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms.

                            (b)      The execution, delivery and performance of this hTG Collaboration Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

                            (c)      Such Party has not granted, and during the Term of this hTG Collaboration Agreement will not grant (except as may otherwise be agreed by the Parties in writing, and as set forth in Section 7.5), any right to any Third Party relating to such Party’s respective intellectual property rights exclusively licensed under any license identified herein which would conflict with the rights granted to the other Party hereunder.

               12.2     THP Representation and Warranty. THP represents and warrants that it has the right to grant the rights granted to SMC pursuant to Article 7, upon the terms and conditions set forth in this hTG Collaboration Agreement, under the THP Technology.

               12.3     Limitation of Warranty. EXCEPT AS EXPRESSLY STATED IN THIS HTG COLLABORATION AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, PRIOR COURSE OF DEALING, OR INDUSTRY USAGE, TRADE OR CUSTOM WITH RESPECT TO ANY MATERIALS, INFORMATION, SERVICES, OR

LICENSES PROVIDED TO THE OTHER PARTY PURSUANT TO THIS HTG COLLABORATION AGREEMENT.

               12.4     Employment Restriction.  During the Term of this hTG Collaboration Agreement, each Party represents and warrants that it will not, without the prior written approval of the other Party, offer employment to any employees of the other Party, nor will either Party directly or indirectly induce employees of the other Party to terminate their employment with the other Party; provided, that, this restriction does not apply to Roland Buelow.

               12.5     Employment of Roland Buelow.

                            (a)      THP intends to retain the services of Roland Buelow (“RB”), who has been an employee of SMC as of the Effective Date and will remain a part-time employee of SMC for a transitional period following the Effective Date.  In the course of his SMC employment, RB has obtained SMC trade secrets and know-how pertaining to non-transgenic rabbit antibodies (“Rabbit Antibody Technology”).  SMC agrees that RB, as an employee of THP, may disclose to THP such SMC trade secrets and know-how as he may recollect and which pertain to the Rabbit Antibody Technology in accordance with Section 14.4(a) of this hTG Collaboration Agreement, provided that he does not provide to THP any SMC biological or chemical materials, or any paper, electronic or other copies of information pertaining to the Rabbit Antibody Technology, without the prior written consent of an officer of SMC.  Furthermore, such SMC trade secrets and know-how disclosed to THP may consist solely of technical information and may not consist of SMC business information, including, without limitation, SMC’s strategies, plans, costs, profits, personnel, vendor information, or sales or marketing information.  Any SMC trade secrets and know-how disclosed to THP by RB will be maintained by THP as SMC Confidential Information in accordance with Article 14 of this hTG Collaboration Agreement.

                            (b)      SMC agrees that the scope of RB’s duties to SMC under his continuing SMC employment will exclude any matter relating to the THP Technology or THP Trade Secrets.  SMC agrees that any of RB’s inventions, discoveries, writings, developments and materials developed by RB pertaining to the THP Technology, hTG Program Results, Hematology Alliance Results, hTG Program Inventions, or Hematology Alliance Inventions will be deemed to have been created as an employee of THP, and will not be subject to any obligation of assignment, ownership or license by RB to SMC.

                            (c)      THP agrees that the scope of RB’s duties to THP as set forth by THP will exclude any matter relating to therapeutically active peptides, in particular novel peptides derived from RDP58 (RDP59 series) and other peptidic lead compounds (RDP6x series), therapeutically active compounds that [**] which results in the inhibition of inflammation, and the mechanism of action for Thymoglobulin made in a non-transgenic rabbit (collectively, the “SMC Area”).  THP agrees that any of RB’s inventions, discoveries, writings, developments and materials developed by RB pertaining to the SMC Area will not be subject to any obligation of assignment, ownership or license by RB to THP, but will be governed by RB’s existing obligations to SMC as an employee of SMC.

** This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Securities and Exchange Commission.

13.          INDEMNIFICATION

               13.1     Indemnification by SMC. In addition to that indemnity provided in Section 7.7, SMC will indemnify, defend and hold THP and its directors, officers, employees and agents, harmless from and against any and all liability, damage, loss, cost (including reasonable attorneys’ fees) and expense resulting from: (i) any Third Party claim arising from a breach by SMC of any warranty by SMC under Article 12 of this hTG Collaboration Agreement or as provided under any hTG Commercial License Agreement or (ii) any Third Party claim of death, bodily injury or property damage (a) arising from the development, manufacture, use, distribution or sale of any product by SMC, its Affiliates, Sublicensees, employees or agents or (b) due to the negligence or willful misconduct of SMC or its Affiliates, Sublicensees, employees or agents.

               13.2     Indemnification by THP. THP will indemnify, defend and hold SMC and its directors, officers, employees and agents, harmless from and against any and all liability, damage, loss, cost (including reasonable attorneys’ fees) and expense resulting from:  (i) any Third Party claim arising from a breach by SMC of any warranty by SMC under Article 12 of this hTG Collaboration Agreement or as provided under any hTG Commercial License Agreement or (ii) any Third Party claim of death, bodily injury or property damage (a) arising from the development, manufacture, use, distribution or sale of any product by THP, its Affiliates, Sublicensees, employees or agents or (b) due to the negligence or willful misconduct of THP or its Affiliates, Sublicensees, employees or agents.

14.          CONFIDENTIALITY, PUBLICATIONS AND PUBLICITY

               14.1     Confidential Information. Except as provided in subsections (b), (c) and (d) below, any Information disclosed by one Party to the other during the Term of this hTG Collaboration Agreement or any hTG Commercial License Agreement will be deemed the “Confidential Information” of such Party. The Parties further agree that:

                            (a)     Reports. Any report provided pursuant to Sections 2.2, 4.5 and 10.1, is the Confidential Information of the Party providing such report.

                            (b)     THP Confidential Information. Any Information concerning the THP Know-How will be the Confidential Information of THP. THP may also disclose to SMC THP Trade Secrets clearly marked by THP as “Strictly Confidential,” or if disclosed orally or visually, indicated as “Strictly Confidential” at the time of disclosure and memorialized in a writing provided to SMC within thirty (30) days of such disclosure.  SMC will not disclose THP Trade Secrets to any Third Party or SMC Representative (as such term is defined below) except as necessary to prepare and obtain Regulatory Approvals for hTG Antibody Products.

                            (c)     SMC Confidential Information.  The SMC Regulatory Approvals, including the filings therefor, Information concerning the hTG Antibody Products, Information concerning the Rabbit Antibody Technology and information relating to the SMC Area will be the Confidential Information of SMC, subject to the pre-existing rights of THP (including without limitation rights to THP Trade Secrets) or Third Parties in any Information provided to SMC for inclusion in such filings.

                            (d)     Joint Confidential Information. The hTG Program Results, hTG Program Inventions, Hematology Alliance Inventions and Hematology Alliance Results owned jointly by the Parties will be the Joint Confidential Information of the Parties. Further, THP may not use or disclose to any Third Party or THP Representative (as such term is defined below), any hTG Program Results pertaining to the safety or efficacy of a particular hTG Antibody Product without the prior written consent of SMC, such consent not to be unreasonably withheld.

               14.2     Confidentiality and Non-Use. Subject to the express terms governing THP Trade Secrets described in Section 14.1(b) above, and except to the extent expressly authorized by this hTG Collaboration Agreement or otherwise agreed in writing by the Party who originally disclosed its Confidential Information (the “Disclosing Party”), the Party that received such Confidential Information (the “Receiving Party”) agrees to keep the Disclosing Party’s Confidential Information strictly confidential, as it protects its own similar confidential or proprietary Information, but in no event with less than reasonable care, during the Term of this hTG Collaboration Agreement and for a period of five (5) years thereafter, and further agrees not to use such Confidential Information for any purpose other than for performing its obligations or exercising its rights under this hTG Collaboration Agreement or any hTG Commercial License Agreement.  Further, THP may not use hTG Program Results pertaining to safety or efficacy in humans in any filing for Regulatory Approval outside of this hTG Collaboration Agreement or any hTG Commercial License Agreement.  The Parties agree that THP Trade Secrets are subject to the additional restrictions set forth in Section 14.1(b) above and will remain confidential under the terms hereof in perpetuity.

               14.3     Exceptions.  The above obligations of non-disclosure and non-use will not apply to specific Information of the Disclosing Party for which the Receiving Party can show by competent evidence:

                                        (a)      was already known to the Receiving Party, other than under an obligation of confidentiality to a Third Party, at the time of disclosure by the Disclosing Party;

                                        (b)      was in the public domain at the time of its disclosure to the Receiving Party;

                                        (c)      became part of the public domain subsequent to the time it was communicated to the Receiving Party by the Disclosing Party through no fault of the Receiving Party or its Representatives (as such term is defined below) and other than through any act or omission of the Receiving Party or its Representatives in breach of this hTG Collaboration Agreement;

                                        (d)      is properly provided to the Receiving Party as a matter of right and without restriction on such disclosure by an independent Third Party;

                                        (e)      is independently developed by the Receiving Party in the course of work by Affiliates, employees, consultants or agents of it or of its Affiliates, subsidiaries or related companies without the aid, use or application of Information of the Disclosing Party which the Disclosing Party had provided to the Receiving Party hereunder; or

                                        (f)      is the subject of a written permission to disclose provided by the Disclosing Party.

               14.4     Authorized Disclosure.  Each Party may disclose the other’s Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting applications for Patent Rights in accordance with this hTG Collaboration Agreement, prosecuting or defending litigation, complying with applicable governmental regulations (including, without limitation, regulations relating to Regulatory Approvals) or conducting preclinical or clinical trials; provided that, if a Party is required by law or regulation to make any such disclosure of the other Party’s Confidential Information, it will, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the other Party of such disclosure requirement, use reasonable efforts to limit the extent of the disclosure, and, except to the extent inappropriate in the case of patent applications, will use reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.

                            (a)     Disclosure to Representatives.  Furthermore, the Receiving Party may disclose Confidential Information of the Disclosing Party received hereunder only to those of its and its Affiliates’ and subsidiaries’ employees, officers, directors, consultants and agents (collectively “Representatives”) who have a need to know such Information of the Disclosing Party solely to the extent necessary for the purpose of conducting activities authorized under this hTG Collaboration Agreement or any hTG Commercial License Agreement; provided, however, that each such Representative to whom the Confidential Information of the Disclosing Party is disclosed is (i) obligated to maintain the confidentiality of such Confidential Information of the Disclosing Party substantially in accordance with the terms of this  hTG Collaboration Agreement, and (ii) is under  restrictions with respect to the use of the Confidential Information of the Disclosing Party at least as strict as set forth herein.  Each Party will be liable for the breach of this Article 14 by any of its Representatives.

               14.5     Confidential Terms.   Except as expressly provided herein, each Party agrees not to disclose any terms of this hTG Collaboration Agreement or any aspect of the activities conducted pursuant to this hTG Collaboration Agreement to any Third Party without the consent of the other Party, provided however, that neither Party will be obligated to obtain the consent of the other Party to disclose the terms of this hTG Collaboration Agreement on a confidential basis to its financial and legal advisors and consultants, or to bona fide potential investors in or acquirers of the stock or assets of such Party.

               14.6     Publications. Except as required by law, each Party agrees that it will not publish or present Confidential Information of the Disclosing Party or the results of activities carried out as part of this hTG Collaboration Agreement or any hTG Collaboration Agreement without the opportunity for prior review by the other Party.  Each Party will provide to the other Party the opportunity to review any proposed abstracts, manuscripts or presentations (including information to be presented verbally) which relate to this hTG Collaboration Agreement or any hTG Collaboration Agreement at least thirty (30) days prior to their intended submission for publication or presentation and such submitting Party agrees, upon written request from the other Party, not to submit such abstract or manuscript for publication or to make such presentation until the other Party is given a reasonable period of time to secure Patent Rights for any material in such publication or presentation which it believes is patentable.

               14.7     Publicity.

                           (a)     Initial Press Releases.  The Parties will issue a mutually approved, initial press release promptly after the Effective Date.

                            (b)     Terms of this hTG Collaboration Agreement.  With the exception of the press release contemplated by subsection (a) above, neither Party will make any public announcement concerning the terms of this hTG Collaboration Agreement or any hTG Commercial License Agreement, without the prior written approval of the other Party with regard to the form, content and precise timing of such announcement, except such as may be required to be made by either Party in order to comply with applicable law, regulations, court order, or tax filings. The Parties hereby acknowledge and agree that SMC will file this hTG Collaboration Agreement with the Securities and Exchange Commission, and may disclose the terms of this hTG Collaboration Agreement to the extent required by the federal securities laws in connection with such filing; provided however, that SMC will seek confidential treatment of key business terms contained in this hTG Collaboration Agreement, including but not limited to the royalty rates, the license fee and the milestone payments. Notwithstanding anything to the contrary in this hTG Collaboration Agreement, nothing in this Section 14.7 is intended to prohibit either Party from republishing or restating information relating to this hTG Collaboration Agreement or any hTG Commercial License Agreement that has already been approved by the other Party for use in a prior press release or public announcement or is in a government filing and available to the public.

               14.8     Survival.  This Article 14 will survive the termination or expiration of this hTG Collaboration Agreement for a period of five (5) years; except that Section 14.2 will survive in accordance with its terms with respect to THP Trade Secrets.

               14.9     Termination of Prior Agreements. This hTG Collaboration Agreement supercedes those certain Confidentiality Agreements between SMC and THP dated February 28, 2002 and May 14, 2002. All Information exchanged between the Parties under each of those Confidentiality Agreements will be deemed Confidential Information of the Disclosing Party, and will be subject to the terms of this Article 14.

15.          TERM AND TERMINATION

               15.1     Term; Expiration. Unless earlier terminated as may be provided under Sections 15.2 or 15.3, the term of this hTG Collaboration Agreement (the “Term”) will commence on the Effective Date and will expire upon the earlier to occur of (a) expiration of the hTG Commercial Option Period without election by SMC to so exercise such hTG Commercial Option, or (b) where such hTG Commercial Option is so exercised, expiration or termination of the hTG Commercial License Agreement.

               15.2     Termination at Will by SMC.  SMC may terminate this hTG Collaboration Agreement, in whole or in part, for any reason or for no reason, at any time upon thirty (30) days prior written notice to THP.

               15.3     Material Breach. Upon any material breach of this hTG Collaboration Agreement by a Party, the non-breaching Party will provide such other Party with written notice thereof and may elect to terminate this hTG Collaboration Agreement, but only as provided in this Section 15.3. Such other Party will have ninety (90) days from receipt of written notice from the Party alleging breach to cure any such alleged material breach, provided that in the event the alleged material breach is not susceptible to cure in such ninety (90) day period, and further provided that the other Party has taken diligent efforts to cure such alleged breach, the cure period will automatically be extended to one hundred and eighty (180) days.  Upon the end of the relevant cure period, the Party alleging breach may terminate this hTG Collaboration Agreement, provided however, that in the event any good faith dispute arises between the Parties as to any aspect of the alleged material breach or its cure, any termination will be stayed until such dispute is resolved pursuant to Article 16.  It is the Parties’ express intent that any arbitrator selected for arbitration pursuant to Section 16.2 give first and foremost consideration to remedying any material breach of this hTG Collaboration Agreement through the payment of monetary damages or such other legal or equitable remedies as will be appropriate under the circumstances, and that there only be a limited right to terminate this hTG Collaboration Agreement (and, where appropriate, that it be terminated on a country-by-country basis and hTG Antibody Product-by-hTG Antibody Product basis, based on the nature and extent of such alleged material breach.)

               15.4     Cross Default; Cross Termination.  Unless otherwise agreed by the Parties in writing, default of the hTG Commercial License Agreement of this same date will constitute default of this hTG Collaboration Agreement and vice versa, and termination of either will constitute a termination of the other.

               15.5     Consequences of Expiration or Termination.

                            (a)     Effect of Termination by SMC.  Upon termination by SMC under Section 15.2 or 15.3 of this hTG Collaboration Agreement in whole or in part, SMC will have no further rights under this hTG Collaboration Agreement to the extent so terminated.  In the event of termination by SMC under Section 15.2 or 15.3, the Surviving Provisions (defined in subsection (d) below) will survive.  All other provisions, including all rights and obligations pursuant to such other provisions, will terminate and will be of no further force or effect.

                            (b)     Effect of Termination by THP for Material Breach. If THP terminates the hTG Collaboration Agreement in its entirety under Section 15.3, then upon the effective date of such termination: (1) the hTG Commercial License Option will terminate (to the extent unexercised); (2) the Research License granted to SMC pursuant to Section 7.1 will terminate; (3) any existing hTG Commercial License Agreement will continue in effect in accordance with its terms; and (4) the Surviving Provisions will survive. All other provisions, including all rights and obligations pursuant to such other provisions, will terminate and will be of no further force or effect.

                            (c)     Expiration. In the event of expiration of this hTG Collaboration Agreement pursuant to Section 15.1, the Surviving Provisions will survive. All other provisions, including all rights and obligations pursuant to such other provisions, will terminate and will be of no further force or effect.

                            (d)     Surviving Provisions.  The Surviving Provisions are the following provisions/Articles/Sections: THP’s right to cross-reference under Section 4.4; the license grant of Section 7.2 (as to subject matter existing before the date of termination or expiration and in accordance with Section 7.2); 7.4; 10.2; 10.3(b); 10.4; 11 (except that Section 11.3 will expire [**] after termination or expiration); 12; 13 (for a period of [**] after the effective date of termination or expiration hereunder); 14; 15.5; 16.3; 16.4; 17.1; 17.4; 17.7; 17.10 and 17.12.

16.          DISPUTE RESOLUTION

               16.1     Party Officers. Subject to Sections 2.5(b) and 16.4, all disputes arising under this hTG Collaboration Agreement will be referred to the respective Chief Executive Officers of the Parties. These parties will use reasonable efforts to resolve such matter within thirty (30) days after such referral. Subject to Section 16.4, either Party may submit any dispute arising under the hTG Collaboration Agreement not resolved under this Section 16.1 to arbitration pursuant to Section 16.2.

** This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Securities and Exchange Commission.

                16.2     Arbitration. Subject to Section 16.4, any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability, liability or performance (including without limitation, disputes relating to each Party’s respective obligations under Article 11) of or under this hTG Collaboration Agreement, including disputes relating to an alleged breach or to termination of this hTG Collaboration Agreement and any claim of inducement by fraud or otherwise, that cannot be resolved by pursuant to Section 16.1 will be resolved by arbitration conducted in the English language in San Francisco Bay area, California before a single arbitrator under the then current rules and procedures of JAMS/Endispute, or other rules and procedures as the Parties may agree. The arbitrator in such proceeding will be selected according to the rules of JAMS/Endispute.  In determining the admissibility of evidence in any proceeding hereunder, the arbitrator will use the United States Federal Rules of Evidence.  The arbitrator will have discretion to award reimbursement by the non-prevailing Party of the prevailing Party’s reasonable attorneys’ fees and other costs, including the fees and expenses of the arbitrators, or to apportion such fees, costs or expenses between the Parties if the arbitrator determines that each Party has prevailed in part.  The arbitrator will not have the authority to award any non-compensatory damages, such as punitive, special or exemplary damages or awards, or any equitable relief.  The arbitral award will be binding and conclusive on both Parties to the extent such decision is within the scope of the arbitrator’s authority under this Section 16.2, and may be enforced in any court of competent jurisdiction.

               16.3     Injunctions. Notwithstanding anything herein to the contrary, a Party may seek a temporary restraining order or a preliminary or permanent injunction from any court of competent jurisdiction in order to prevent irreparable injury, loss, or damage.

               16.4     Patent and Trademark Disputes.  Notwithstanding anything else in this hTG Collaboration Agreement, any and all issues regarding the scope, construction, validity and enforceability of one or more Patent Rights licensed under this hTG Collaboration Agreement or of any trademark rights related to any product arising from rights licensed under this hTG Collaboration Agreement will be determined in a court of competent jurisdiction in the territory in which such patent or trademark rights were granted or arose.

17.          MISCELLANEOUS

               17.1     Governing Law.  This hTG Collaboration Agreement will be governed by, and construed and interpreted in accordance with, the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the right and duties of the Parties.

               17.2     Compliance with Applicable Laws.  In performing this hTG Collaboration Agreement, the Parties will comply in all material respects with all applicable laws.  The Parties will provide each other with reasonable cooperation and assistance necessary to ensure such compliance.  Nothing in this hTG Collaboration Agreement will be construed so as to require the violation of any applicable law.

               17.3     Further Assurances.  At any time or from time to time on and after the Effective Date, SMC and THP each will at the request of the other Party use reasonable commercial efforts to (a) deliver to the other Party such records, data or other documents consistent with the provisions of this hTG Collaboration Agreement, (b) execute, and deliver or cause to be delivered, all such assignments, consents, documents or further instruments of transfer or license, and (c) take or cause to be taken all such other actions, as a Party may reasonably deem necessary or desirable in order for such Party to obtain the full benefits of this hTG Collaboration Agreement and the transactions contemplated hereby.

               17.4     Limitation of Liability.  Subject to the indemnification obligations set forth in Article 13, and excluding remedies for breach of the obligations under Section 7.5 or Article 14, and unless otherwise expressly stated in this hTG Collaboration Agreement, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR LOST PROFITS OR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES TO THE OTHER PARTY, HOWEVER CAUSED, IN CONNECTION WITH THIS HTG COLLABORATION AGREEMENT.

               17.5     Assignment.  The Parties agree that their rights and obligations under this hTG Collaboration Agreement may not be transferred, delegated or assigned to a Third Party whether by law or otherwise without the prior written consent of the other Party hereto, which consent may be withheld in such other Party’s sole discretion.  Notwithstanding the foregoing, either Party may transfer, delegate or assign its rights and obligations under this hTG Collaboration Agreement, without consent, to a successor to all or substantially all of its business or assets relating to this hTG Collaboration Agreement whether by sale, merger, transfer, operation of law or otherwise.  Any assignment not in conformance with this Section 17.5 will be null, void and of no legal effect.

               17.6     Independent Contractors.  The Parties hereto are independent contractors.  Nothing contained herein will constitute either Party the agent of the other Party for any purpose whatsoever, or constitute the Parties as partners or joint venturers. Employees of each Party remain employees of said Party and will be considered at no time agents of or render a fiduciary duty to the other Party.  Neither Party hereto will have any implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any other contract, agreement or undertaking with any Third Party.

               17.7     Entire Agreement; Conflict of Terms.  This hTG Collaboration Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and thereof, and supersedes all prior and contemporaneous agreements, understandings and negotiations, whether oral or written, with respect to such subject matter herein; provided that, the Hematology Alliance Agreement entered into by and between the Parties continues in accordance with its terms. If there is a conflict between the terms of this hTG Collaboration Agreement and the Hematology Alliance Agreement, the provisions of this hTG Collaboration Agreement will govern the Parties’ respective performance under this hTG Collaboration Agreement unless such Hematology Alliance Agreement specifically identifies a modification to this hTG Collaboration Agreement and specifically states that such modification will apply in the event of a conflict of terms between the agreements. Any such modification will apply only to the Hematology Agreement and will not act as an amendment of this hTG Collaboration Agreement.

               17.8     Amendment, Waiver and Modification.  No amendment, waiver or modification of this hTG Collaboration Agreement will be valid or binding on either Party unless made in writing signed by both Parties. The failure of either Party to enforce any provision of this hTG Collaboration Agreement at any time will not be construed as a present or future waiver of such or any other provision of this hTG Collaboration Agreement.  The express waiver by either Party of any provision or requirement hereunder will not operate as a future waiver of such or any other provision or requirement.

               17.9     Severability.  In the event that any provision in this hTG Collaboration Agreement will be held to be unlawful or invalid in any jurisdiction, the meaning of such provision will be construed to the greatest extent possible so as to render it enforceable.  If no such construction can render such provision enforceable, it will be severed, and the remainder of the hTG Collaboration Agreement will remain in full force and effect, only to the extent that such remainder is consistent with the intentions of the Parties as evidenced by this hTG Collaboration Agreement as a whole.  The Parties will use reasonable commercial efforts to negotiate in good faith a reasonable substitute, valid and enforceable provision effective in such jurisdiction.

               17.10     Notices.  Any notice required or permitted to be given by either Party under this hTG Collaboration Agreement will be in writing, addressed, in the case of SMC, to its Chief Executive Officer, and in the case of THP, to its Chief Executive Officer at the respective addresses of the Parties shown in the first paragraph of this hTG Collaboration Agreement, or such other address as may from time to time by indicated in a notice given in accordance with this Section 17.10.  All notices will be sent by certified or registered first class mail, telefax confirmed by certified or registered first class mail, or personal delivery, and will be effective on receipt.

               17.11     Force Majeure.  Except for the payment of money, neither Party will be deemed in breach of this hTG Collaboration Agreement as a result of default, delay or failure to perform by such Party which is due to causes beyond the reasonable control of such Party, including without limitation, fire, earthquake, acts of God, severe weather, acts of war or terrorism, strikes, lockouts or other labor disputes, riots, civil disturbances, actions or inactions of governmental authorities (except in response to a breach by such Party) or epidemics.  In the event of any such force majeure, the Party affected will promptly notify the other Party, will use reasonable commercial efforts to overcome such force majeure, and will keep the other Party informed with respect thereto.

               17.12     Headings and Captions.  All headings and captions used in this hTG Collaboration Agreement are for convenience only, and are not intended to have substantive effect.

               17.13     Counterparts.  This hTG Collaboration Agreement may be executed by the Parties in one or more identical counterparts, all of which together will constitute this hTG Collaboration Agreement.

           In WITNESS WHEREOF, the Parties have caused this hTG Collaboration Agreement to be executed as of the Effective Date by signature of their duly authorized representatives.

SangStat Medical Corporation	Therapeutic Human Polyclonals, Inc.

By: /s/ Jean-Jacques Bienaimé	By: /s/ Shaun A. Kirkpatrick

Title: Chairman, CEO and President	Title: President

Agreed As to Section 12.5 Only:

By:          /s/ Roland Buelow
                 Roland Buelow

APPENDIX 1

DEFINITIONS, F2A ASSAYS AND PROTOCOLS, LIST OF THP PATENTS AND OPERATING
PROFIT DEFINITIONS AND MECHANISM

APPENDIX 2

hTG COMMERCIAL LICENSE AGREEMENT